Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Captiva Software Corporation (formerly known as ActionPoint, Inc.) of our report dated April 8, 2002 relating to the financial statements of Captiva Software Corporation, a California corporation, for the three years ended December 31, 2001, which is incorporated by reference in the Current Report on Form 8-K of Captiva Software Corporation filed on August 5, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Diego, California

April 28, 2003